Prospectus Supplement

(to Prospectus dated September 1, 2011)

Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-140331

5,000,000 Shares of Common Stock

This Prospectus Supplement updates the prospectus dated September 1, 2011, of MeetMe, Inc. (formerly named “Quepasa Corporation”) relating to the sale from time to time of up to 1,000,000 shares of our common stock, $0.001 par value per share and 4,000,000 shares of common stock issuable upon exercise of warrants which may be offered by the selling shareholders identified in the prospectus.

You should read this prospectus supplement in conjunction with the prospectus and all previous supplements. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus.

We are filing this prospectus supplement to reflect the transfer on October 7, 2016 of warrants exercisable for 70,000 shares of common stock from Warberg WF IV LP to OTA LLC, thereby removing Warberg WF IV LP as a selling shareholder and increasing the number of shares of common stock issuable upon the exercise of warrants by OTA LLC by 70,000 shares. This prospectus supplement does not impact any other selling stockholders set forth in the table appearing under the caption “Selling Shareholders” beginning on page 22 of the prospectus, as amended and supplemented.

Name	Number of securities beneficially owned before offering	Number of securities to be offered	Number of securities owned after offering	Percentage of securities beneficially owned after offering

OTA LLC(1)(2)	250,000	250,000	0	0

(1)	Represents shares of common stock issuable upon exercise of warrants at $3.55 per share. The warrants expire on June 21, 2017.
(2)	Ira Leventhal, as a senior managing director of OTA LLC, has voting and investment control over these securities.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 15, 2017.